EXHIBIT 99.1

News Release		The York Water Company
130 East Market Street
Contact:	JT Hand, President and CEO	York, PA 17401
jth@yorkwater.com, 717-718-7554
or	Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com, 717-718-7549
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS 2023 ANNUAL AND FOURTH QUARTER RESULTS

York, Pennsylvania, March 5, 2024:  The York Water Company's (NASDAQ:YORW) President and CEO, JT Hand, announced the Company's 2023 financial results.

President Hand reported that 2023 operating revenues of $71,031,000 increased $10,970,000 and net income of $23,757,000 increased $4,177,000 compared to 2022.  Basic and Diluted Earnings per share of $1.66 for 2023 increased $0.26 compared to 2022.  Dividends per share rose 4% compared to 2022.  Increased revenues were primarily due to an increase in rates effective March 1, 2023 partially offset by a reset to zero of the Distribution System Improvement Charge (DSIC).  The DSIC is a Pennsylvania Public Utility Commission allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  Growth in the customer base also added to revenues.  The increased revenue was partially offset by higher operation and maintenance expenses and depreciation.  Income taxes increased due to higher taxable income partially offset by higher deductions from the IRS tangible property regulations.

During the year, the Company invested $64.6 million in construction expenditures for armoring and replacing the spillway of the Lake Williams dam, wastewater treatment plant construction, and routine items, as well as various replacements and improvements to infrastructure.  During 2023, the Company replaced approximately 50,200 feet of pipe to improve its distribution system, reduce ongoing expenses, and improve customer service.  In addition, the Company invested a combined $625,000 in the acquisition of a water and wastewater system.

President Hand also reported that for the fourth quarter of 2023 operating revenues increased $2,985,000 and net income increased $1,001,000 compared to the fourth quarter of 2022.  Basic and Diluted Earnings per share of $0.42 for the fourth quarter of 2023 increased $0.07 compared to the same period last year.  Increased revenues were primarily due to an increase in rates effective March 1, 2023 partially offset by a reset to zero of the DSIC.  Growth in the customer base also added to revenues.  The increased revenue was partially offset by higher operation and maintenance expenses and depreciation.

President Hand reported that York Water plans to invest approximately $42.2 million in 2024 and $46.1 million in 2025, excluding acquisitions, for additional main extensions, completion of armoring and replacing the spillway of the Lake Williams dam, wastewater treatment plant construction, an upgrade to the enterprise software system, and improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

Period Ended December 31
In 000's (except per share)
	Quarter		Twelve Months
	2023	2022	2023	2022
Operating Revenues	$ 18,096	$ 15,111	$ 71,031	$ 60,061
Net Income	$ 6,012	$ 5,011	$ 23,757	$ 19,580
Average Number of Common Shares Outstanding	14,314	14,266	14,295	13,958
Basic and Diluted Earnings Per Common Share	$ 0.42	$ 0.35	$ 1.66	$ 1.40
Dividends Declared Per Common Share	$ 0.2108	$ 0.2027	$ 0.8189	$ 0.7874

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.
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